Exhibit 99.1

PR Newswire – Editorial – Usual Distribution

For immediate distribution, November 9, 2007

Faxed to 612.331.3700 after 2:00 PM, November 9, 2007

Sent via email to mnhubs@prnewswire.com

Contact: Dan Florness, EVP and Chief Financial Officer 507.454.5374

FASTENAL COMPANY – ANNOUNCES ELECTION OF ADDITIONAL EXECUTIVE OFFICERS

Fastenal Company (Winona, MN – NASDAQ: FAST) announced today the election of four executive officers. These officers are in addition to the existing group of officers reelected earlier in the year. The new officers, and their new titles, are as follows:

Name	Title
LeLand J. Hein	Executive Vice President-Sales
Steven A. Rucinski	Executive Vice President-Sales
Reyne K. Wisecup	Executive Vice President-Human Resources
James C. Jansen	Executive Vice President-Internal Operations

Mr. Hein, age 46, originally joined Fastenal in 1985. During his tenure with Fastenal, he has served in various sales roles, most recently serving as a regional vice president in our Winona and Kansas City based regions. Mr. Hein’s responsibilities under this new role will include complete sales and operational oversight for our regional business units based out of distribution centers west of the Mississippi River in the United States and west of the province of Ontario in Canada.

Mr. Rucinski, age 50, originally joined Fastenal in 1980. During his tenure with Fastenal, he has served in various sales roles, most recently serving as a senior vice president of strategic accounts and, before that, as a regional vice president in our Winona based region. Mr. Rucinski’s responsibilities under this new role will include complete sales and operational oversight for our regional business units based in Mexico, Europe, and Asia, as well as, strategic accounts globally.

Ms. Wisecup, age 44, originally joined Fastenal in 1988. During her tenure with Fastenal, she has served in various support roles, most recently serving as director of employee development. Ms. Wisecup has served on our Board of Directors since 2000. Ms. Wisecup’s responsibilities will be similar under this new role.

Mr. Jansen, age 37, originally joined Fastenal in 1992. During his tenure with Fastenal, he has served in various support, operational and sales roles, most recently serving as director of systems development (this role encompassed both information systems and distribution systems development) and, before that, as a regional vice president in our Dallas based region. Mr. Jansen’s responsibilities will be expanded to include product and merchandising development.

Will Oberton, CEO and President, indicated, “This expansion of our leadership group positions us well for future growth, while maintaining the flat organizational structure that has historically allowed for responsiveness within Fastenal.”

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of October 31, 2007, Fastenal operated 2,150 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (14 states), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada; and is currently adding a thirteenth distribution center in Monterrey, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G